Exhibit 99.1

INSITUFORM TECHNOLOGIES, INC. REPORTS FIRST QUARTER 2009 RESULTS:

•	First Quarter GAAP-basis net loss of $1.2 million, or $0.04 per share, reflecting pre-tax charge of $8.2 million in transaction and severance costs associated with recent acquisitions

•	Income from pre-transaction continuing operations (non-GAAP) was $4.7 million, or $0.16 per diluted share, a 131.7 percent increase from first quarter 2008 of $2.0 million, or $0.07 per diluted share

•
Updated full-year 2009 expectation, reflecting acquisitions of The Bayou Companies and Corrpro Companies (excluding associated transaction and severance costs), in line with previous guidance, at $1.00 to $1.10 per diluted share

Chesterfield, MO – April 23, 2009 – Insituform Technologies, Inc. (Nasdaq Global Select Market: INSU) today reported a first quarter 2009 net loss from continuing operations, in accordance with Generally Accepted Accounting Principles (“GAAP”), of $1.2 million, or $0.04 per share (inclusive of all shares outstanding after the recently completed public equity offering), which amount is inclusive of $8.2 million in transaction and severance costs incurred in connection with the acquisitions completed in the first quarter of 2009.

Income from continuing operations after noncontrolling interests, excluding the impact of the recent acquisition of selected assets and liabilities of The Bayou Companies, L.L.C. (“Bayou”) and the acquisition of Corrpro Companies, Inc. (“Corrpro”) and associated transaction and severance costs (non-GAAP), would have been $4.7 million, or $0.16 per diluted share (pre-equity offering share count), representing a 131.7 percent increase from first quarter 2008 income from continuing operations of $2.0 million, or $0.07 per diluted share.

During the first quarter of 2009, the Company recorded $7.3 million in costs and expenses in connection with the acquisitions of Bayou and Corrpro, representing investment banking, legal, accounting and other advisory fees and expenses.  The first quarter results also included $0.9 million in one-time charges associated with severance payments for certain Corrpro employees notified of termination upon the closing of the Corrpro acquisition.  The after-tax impact of these costs was approximately $6.1 million.

The Bayou acquisition was completed on February 20, 2009, and the Company’s consolidated financial results for the first quarter of 2009 included the results of Bayou subsequent to that date (39 days).  First quarter 2009 consolidated results included revenues from Bayou of $9.7 million, gross profit of $1.7 million and operating profit of $0.3 million. Consolidated operating expenses included $0.5 million in additional depreciation and amortization expenses related to the excess of the purchase price of the acquisition over pre-acquisition book value of identifiable assets.  The Corrpro acquisition closed on March 31, 2009; thus, no revenues, gross profits, operating expenses or operating profits for Corrpro were included in the Company’s consolidated results for the first quarter of 2009.

A reconciliation of the Company’s reported GAAP results to the results, excluding the transaction and severance costs associated with the Company’s recent acquisitions (non-GAAP), has been included with this release to provide investors with more clarity surrounding the Company’s financial results from existing operations and the various impacts from the recent acquisitions, including the associated one-time transaction and severance costs.  Management uses such non-GAAP information internally to evaluate financial performance for its operations.

In the first quarter of 2009, the Company reported a net loss from discontinued operations of $0.1 million, related primarily to legal costs incurred in the pursuit of certain project and other business claims.  The Company also recorded a net loss from discontinued operations of $0.1 million in the first quarter of 2008.

Joe Burgess, President and Chief Executive Officer, commented, “The results, exclusive of the acquisitions and related transaction and severance costs, are in line with our expectations for the business as a whole, and I remain confident that we can deliver on what we have promised.  I am particularly pleased with the continuing execution improvements we have made in our North American Sewer Rehabilitation business.  We remain focused on reducing quality incidents and upgrading project management and increasing crew productivity.  We have made significant progress in the last twelve months in project execution which, coupled with lower resin and fuel costs, has led to significantly improved profitability.  I also am pleased to report that we experienced an increase in backlog in our North American Sewer Rehabilitation business from the end of 2008, notwithstanding a number of larger projects that were delayed beyond the originally anticipated award dates.  While our bottom line improved in our European Sewer Rehabilitation segment year over year, we have major initiatives underway to restore profitability to this segment.  Our business in India performed nicely during the quarter, and I expect this operation to continue ramping up throughout the remainder of the year, and to deliver substantial profit to our Company.  Once the current political elections are completed in India, I anticipate a restart in tendering volume, and I expect to see significant backlog growth.  We see strong tendering opportunities in Australia and Singapore, as well.   Our United Pipeline Systems (“UPS”) division has experienced some short-term market weakness, principally in Chile, which led to lower profitability this last quarter compared to 2008, but I am encouraged by their prospects for the remainder of the year, particularly in Canada and Mexico.”

“Following the acquisitions of Bayou and Corrpro, we have been working to finalize their business plans for the remainder of 2009. We are confident that their results will be between 10 and 15 percent accretive to our core earnings for 2009, excluding transaction and severance costs.  We now expect to earn between $1.00 and $1.10 per diluted share for 2009 on a combined basis, excluding transaction and severance costs.”

“Integration efforts for Bayou and Corrpro are going very well. I firmly believe that these businesses, together with our UPS operation, will form a highly capable industrial pipeline rehabilitation and corrosion protection platform that will drive profitable growth for the future.”

Consolidated revenues in the first quarter of 2009 were $128.0 million, a 1.7 percent increase over the first quarter of 2008.  First quarter 2009 revenues included $9.7 million in revenues from Bayou. The Bayou revenues for the 39-day period post-acquisition during the quarter was within normal expectations for production for Bayou given current market conditions.  As a result of the Corrpro transaction closing on March 31, 2009, no financial results for Corrpro are included in the consolidated statement of operations for the first quarter of 2009.  Excluding Bayou revenues, consolidated revenues for the first quarter of 2009 would have been $118.3 million (non-GAAP), or a 6.0 percent decrease from first quarter 2008 revenues.  This decrease was primarily due to lower revenues in European Sewer Rehabilitation and Energy and Mining segments.  The impact of weaker foreign currencies against the U.S. dollar versus one year ago, on a consolidated basis, was approximately $9.1 million.  Revenues in the European Sewer Rehabilitation segment declined $7.4 million, or 28.9 percent. This decrease was reflective of continued weak foreign currencies against the U.S. dollar, which impacted revenues for this segment by approximately $4.0 million.  In addition, there was continued softness in the United Kingdom market compared to the first quarter of 2008.  Revenues in the North American Sewer Rehabilitation segment were essentially flat compared to the first quarter 2008, reflecting generally stable but flat market conditions in the U.S.  The Company’s Canadian sewer rehabilitation operations were negatively impacted by the lower Canadian dollar versus the U.S. dollar year over year, by approximately $1.5 million.  Third-party product sales, included in the North American Sewer Rehabilitation segment, were $3.6 million in the first quarter of 2009, compared to $1.6 million in the first quarter of 2008.  Revenues in the Asia-Pacific Sewer Rehabilitation segment increased almost three-fold to $5.7 million, primarily as a result of increased activity in India.  The Company’s Water Rehabilitation segment revenues were also essentially flat for the first quarter, reflecting low workable backlog due to seasonality, during the first quarter of 2009.  Energy and Mining revenues, exclusive of the impact of Bayou, were down $3.9 million from the first quarter of 2008, reflecting weaker market conditions in Chile.  In addition, weaker foreign currencies against the U.S. dollar year over year negatively impacted revenues in Energy and Mining by approximately $2.3 million.

Consolidated gross profit for the first quarter of 2009 totaled $30.7 million, an increase of $3.8 million, or 14.1 percent, from the same period in 2008.  This amount includes $1.7 million in gross profit contributed by Bayou in the first quarter of 2009.  Excluding the impact of Bayou, gross profit was $28.9 million (non-GAAP), which represented an increase of $2.0 million, or 7.6 percent, compared to the prior year quarter.  Gross profit was primarily impacted by a significant improvement in gross margins in the North American Sewer Rehabilitation segment due to improved project execution and lower resin and fuel costs.  Gross profit and margins were also boosted by increased third-party product sales in North America.  The European Sewer Rehabilitation segment experienced an increase in gross profit margins year over year, while gross profit was slightly lower due to the decline in revenues.  Gross profit in the European Sewer Rehabilitation segment for the first quarter of 2008 was negatively impacted by several large project execution issues in Eastern Europe.  Gross profit in the Asia-Pacific Sewer Rehabilitation segment increased substantially as a result of the increase in revenue. Margins also expanded as a result of strong contracting results in India, coupled with increased revenues from tube sales and royalties in Japan, Australia and Hong Kong at strong margins.  The Company recorded a gross loss of $0.2 million in the Water Rehabilitation segment during the first quarter of 2009, primarily due to low productivity in the United States resulting from seasonally low workable backlog, coupled with continued low margin work in the United Kingdom.  Gross profit in the Energy and Mining segment, excluding the impact of the acquisition of Bayou, dropped by $1.1 million (non-GAAP) in the first quarter of 2009 from one year ago, primarily due to the decrease in UPS revenues.  For the quarter, UPS gross margins improved to 34.4 percent versus 33.0 percent in the first quarter of 2008, due to favorable project execution in Canada.  Bayou recorded an 18.0 percent gross profit margin during the first quarter of 2009 (39-day quarter), which was slightly lower than historical periods due to lower revenues and the mix of work performed.

Consolidated operating expenses for the first quarter of 2009 were $30.6 million, which included $8.2 million of acquisition transaction and severance costs, and $1.5 million in operating expenses of Bayou.  Consolidated operating expenses, excluding the impacts of the acquisition transaction and severance costs and the expenses of Bayou in the first quarter of 2009 (non-GAAP), decreased by $2.7 million, or 11.5 percent, to $20.9 million compared to the first quarter of 2008.  This reduction was primarily the result of continued cost containment efforts in the North American Sewer Rehabilitation segment and its corporate support group, coupled with the impact of weaker foreign currencies in Europe and Canada.   Operating costs in the Asia Pacific Sewer Rehabilitation and Water Rehabilitation segments increased due to business growth in these new operations.

Consolidated operating income in the first quarter of 2009 was $0.1 million.  Excluding the acquisition transaction and severance costs, consolidated operating income (non-GAAP) was $8.0 million, a $4.8 million, or 146.0 percent, increase from the first quarter of 2008.

Total contract backlog (inclusive of the backlog of Bayou and Corrpro) increased to $388.7 million at March 31, 2009, compared to $249.1 million at December 31, 2008.  Bayou’s and Corrpro’s contract backlogs at March 31, 2009 were $76.7 million and $62.2 million, respectively.

Contract backlog in the North American Sewer Rehabilitation segment at March 31, 2009 was $160.4 million.  This represented a $9.6 million, or 6.4 percent, increase from December 31, 2008.  As with the fourth quarter of 2008, there were a number of large project wins during the first quarter that were anticipated to be signed by the end of the quarter, but which were delayed.  As a result, these large wins are not included in contract backlog at March 31, 2009.  Overall, the bidding horizon for this segment remains in line with recent periods, and appears to be steady for the upcoming quarter.

Contract backlog in the European Sewer Rehabilitation segment was $26.1 million at March 31, 2009, compared to $25.2 million at December 31, 2008.  The devaluation of European currencies against the U.S. dollar had a negative effect of $1.5 million on the March 31, 2009 backlog amount in this segment versus December 31, 2008.  European orders and backlog have been fairly steady for the past several quarters, with the exception of the United Kingdom.  The Company anticipates only modest growth in revenues (not accounting for foreign currency weakness) for this segment in 2009. Profitability is expected to improve year over year due to recent organizational changes and other restructuring efforts.

Contract backlog in the Asia-Pacific Sewer Rehabilitation segment was $40.1 million at March 31, 2009, compared to $46.2 million at December 31, 2008.  This decrease was principally due to lower orders during the quarter, coupled with the devaluation of certain Asian currencies, including the Indian Rupee, against the U.S. dollar, which approximated $1.6 million.  As previously discussed, bidding activity has slowed as a result of upcoming national elections in India, which are ongoing.  The Company anticipates significant bidding opportunities once these elections are completed, as well as significant opportunities later in the year in Australia and Singapore.

Water Rehabilitation contract backlog was $8.9 million at March 31, 2009, compared to $8.2 million at December 31, 2008.  Backlog in this segment was slightly increased due to a number of projects awarded during the quarter.  A $4.4 million water pipeline rehabilitation project in Victoria, British Columbia, will begin in the second quarter of 2009, and the Company’s Madison Avenue project in New York City will resume in the next month.  In March, the Company launched InsituMain™, a new cured-in-place pipe system for pressure pipe rehabilitation.  This new product, coupled with the Company’s existing water pipe rehabilitation products, firmly establishes the Company in the trenchless water rehabilitation market. Prospects for new orders and growth remain strong and the Company anticipates growth in backlog over the coming quarters.  The Company will be performing pilot projects during the second quarter in four locations in the United States and in Asia.

Energy and Mining contract backlog was $153.2 million at March 31, 2009 compared to $18.7 million at December 31, 2008.  Contract backlog for Bayou and Corrpro was $138.9 million at March 31, 2009.  Contract backlog for UPS decreased by $4.4 million at March 31, 2009 from December 31, 2008, due to short-term weakness in activity in the United States, Chile and other international markets.  The Company believes that a modest rise in commodity prices will result in significant opportunities for UPS for the remainder of the year, particularly in new growth areas, such as Mexico and the Middle East.  Contract backlog for Bayou was $76.7 million at March 31, 2009, which was down slightly from $86.8 million at December 31, 2008, but still near historical high levels.  At March 31, 2008, Bayou’s contract backlog was approximately $53.0 million.  Corrpro’s contract backlog at March 31, 2009 was $62.2 million, down from $70.0 million at December 31, 2008, but up from $58 million at March 31, 2008.  The business environment for both operations remains steady.

Unrestricted cash decreased in the first quarter of 2009 to $77.5 million from $99.3 million at December 31, 2008, primarily as a result of cash used to acquire Corrpro on March 31, 2009.

Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and other underground piping systems without digging and disruption and the corrosion protection of industrial pipelines. More information about the Company can be found on its Internet site at www.insituform.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. The Company makes forward-looking statements in this news release that represent the Company’s beliefs or expectations about future events or financial performance. These forward-looking statements are based on information currently available to the Company and on management’s beliefs, assumptions, estimates and projections and are not guarantees of future events or results. When used in this document, the words “anticipate,” “estimate,” “believe,” “plan,” “intend,” “may,” “will” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Such statements are subject to known and unknown risks, uncertainties and assumptions, including those referred to from time to time in Insituform Technologies Inc.’s filings with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. In addition, the Company’s actual results may vary materially from those anticipated, estimated, suggested or projected. Except as required by law, the Company does not assume a duty to update forward-looking statements, whether as a result of new information, future events or otherwise. Please use caution and do not place reliance on forward-looking statements. All forward-looking statements made by the Company in this news release are qualified by these cautionary statements.

Insituform®, InsituMain™ and the Insituform® logo are the registered and unregistered trademarks of Insituform Technologies, Inc. and its affiliates.

CONTACT:          Insituform Technologies, Inc.
David A. Martin, Senior Vice President and Chief Financial Officer
(636) 530-8000

INSITUFORM TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	For the Three Months Ended March 31,
	2009	2008

Revenues	$ 128,012	$ 125,927
Cost of revenues	97,339	99,041
Gross profit	30,673	26,886
Transaction-related costs	8,219	–
Operating expenses	22,375	23,631
Operating income	79	3,255
Other income (expense):
Interest expense	(1,124)	(1,227)
Interest income	349	848
Other	(82)	767
Total other income (expense)	(857)	388
Income (loss) before taxes on income (loss) (tax benefits)	(778)	3,643
Taxes on income (tax benefit)	(411)	1,074
Income (loss) before equity in losses of affiliated companies	(367)	2,569
Equity in losses of affiliated companies	(315)	(383)
Income (loss) before discontinued operations	(682)	2,186
Loss from discontinued operations, net of tax	(98)	(87)
Net income (loss) before noncontrolling interests	(780)	2,099
Net income (loss) attributable to noncontrolling interests	(425)	(156)
Net income (loss) attributable to Insituform Technologies, Inc. common stockholders	$ (1,205)	$ 1,943

Earnings (loss) per share attributable to common stockholders:
Basic:
Income (loss) from continuing operations	$ (0.04)	$ 0.07
Loss from discontinued operations	(0.00)	(0.00)
Net income (loss)	$ (0.04)	$ 0.07
Diluted:
Income (loss) from continuing operations	$ (0.04)	$ 0.07
Loss from discontinued operations	(0.00)	(0.00)
Net income (loss)	$ (0.04)	$ 0.07

INSITUFORM TECHNOLOGIES. INC.
STATEMENT OF OPERATIONS RECONCILIATION
(Unaudited)
(in thousands, except share information)

	Three Months Ended March 31, 2009
	Consolidated Results	Acquisition and Severance Costs	Post-Acquisition Bayou Results	Results Excluding Acquisitions	Three Months Ended March 31, 2008

Revenues	$ 128,012	$ –	$ 9,693	$ 118,319	$ 125,927
Cost of revenues	97,339	–	7,944	89,395	99,041
Gross profit	30,673	–	1,749	28,924	26,886
Operating expenses	30,594	8,219	1,458	20,917	23,631
Operating income (loss)	79	(8,219)	291	8,007	3,255
Other income (expense):
Interest expense	(1,124)	–	(1)	(1,123)	(1,227)
Interest income	349	–	1	348	848
Other	(82)	–	126	(208)	767
Total other income (expense)	(857)	–	126	(983)	388
Income (loss) before taxes on income (tax benefits)	(778)	(8,219)	417	7,024	3,643
Taxes on income (tax benefit)	(411)	(2,160)	160	1,589	1,074
Income (loss) before equity in losses of affiliated companies	(367)	(6,059)	257	5,435	2,569
Equity in losses of affiliated companies	(315)	–	(9)	(306)	(383)
Income (loss) from continuing operations	(682)	(6,059)	248	5,129	2,186
Loss from discontinued operations, net of tax	(98)	–	–	(98)	(87)
Net income (loss)	(780)	(6,059)	248	5,031	2,099
Net income (loss) attributable to noncontrolling interests	(425)	–	–	(425)	(156)
Net income (loss) attributable to Insituform Technologies, Inc. common stockholders	$ (1,205)	$ (6,059)	$ 248	$ 4,606	$ 1,943

Earnings (loss) per share attributable to Insituform Technologies, Inc. common stockholders:
Basic:
Income (loss) from continuing operations	$ (0.04)			$ 0.16	$ 0.07
Loss from discontinued operations	(0.00)			(0.00)	(0.00)
Net income (loss)	$ (0.04)			$ 0.16	$ 0.07
Diluted:
Income (loss) from continuing operations	$ (0.04)			$ 0.16	$ 0.07
Loss from discontinued operations	(0.00)			(0.00)	(0.00)
Net income (loss)	$ (0.04)			$ 0.16	$ 0.07

Weighted average number of shares:
Basic	32,987,397			27,976,168	27,470,623
Diluted	N/A			28,643,744	27,933,969

INSITUFORM TECHNOLOGIES, INC.
SEGMENT DATA
(Unaudited)
(In thousands)

	Three Months Ended March 31,
	2009	2008

Revenues:
North American Sewer Rehabilitation	$ 80,504	$ 81,053
European Sewer Rehabilitation	18,207	25,610
Asia-Pacific Sewer Rehabilitation	5,746	1,539
Water Rehabilitation	1,958	1,873
Energy and Mining	21,597	15,852
Total revenues	$ 128,012	$ 125,927

Gross profit (loss):
North American Sewer Rehabilitation	$ 18,450	$ 16,390
European Sewer Rehabilitation	4,498	4,720
Asia-Pacific Sewer Rehabilitation	2,054	481
Water Rehabilitation	(175)	61
Energy and Mining	5,846	5,234
Total gross profit	$ 30,673	$ 26,886

Operating income (loss):
North American Sewer Rehabilitation	$ 5,821	$ 1,241
European Sewer Rehabilitation	(143)	(935)
Asia-Pacific Sewer Rehabilitation	1,262	165
Water Rehabilitation	(1,230)	(601)
Energy and Mining(1)	(5,631)	3,385
Total operating income	$ 79	$ 3,255

            _____________

(1)
$8,219 of acquisition and severance costs were included in the operating loss of Energy and Mining segment for the three months ended March 31, 2009. Excluding these costs, operating income would have been $2,600 (non-GAAP).

INSITUFORM TECHNOLOGIES, INC. AND SUBSIDIARIES
CONTRACT BACKLOG
(Unaudited)
(In millions)

Backlog(1)	March 31, 2009	December 31, 2008	March 31, 2008

North American sewer rehabilitation	$ 160.4	$ 150.8	$ 174.2
European sewer rehabilitation	26.1	25.2	39.0
Asia-Pacific sewer rehabilitation	40.1	46.2	34.4
Water rehabilitation	8.9	8.2	5.8
Energy and mining(2)	153.2	18.7	32.2
Total	$ 388.7	$ 249.1	$ 285.6

            _____________

(1)
Contract backlog is our expectation of revenues to be generated from received, signed and uncompleted contracts, the cancellation of which is not anticipated at the time of reporting. Contract backlog excludes any term contract amounts for which there is not specific and determinable work released and projects where we have been advised that we are the low bidder, but have not formally been awarded the contract.

(2)	Energy and Mining contract backlog at March 31, 2009 included $76.7 million and $62.2 million from Bayou and Corrpro, respectively.

INSITUFORM TECHNOLOGIES, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)
(In thousands)

	March 31, 2009	December 31, 2008

Assets
Current assets
Cash and cash equivalents	$ 77,471	$ 99,321
Restricted cash	1,378	1,829
Receivables, net	127,353	97,257
Retainage	20,141	21,380
Costs and estimated earnings in excess of billings	57,522	37,224
Inventories	30,431	16,320
Prepaid expenses and other assets	34,992	37,637
Current assets of discontinued operations	11,784	13,704
Total current assets	361,072	324,672
Property, plant and equipment, less accumulated depreciation	131,506	71,423
Other assets
Goodwill	168,491	122,961
Identified intangible assets, less accumulated amortization	74,349	9,188
Investments in affiliated companies	33,024	6,769
Other assets	19,152	8,450
Total other assets	295,016	147,368
Non-current assets of discontinued operations	5,026	5,843

Total Assets	$ 792,620	$ 549,306

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$ 130,030	$ 97,593
Billings in excess of costs and estimated earnings	9,529	9,596
Current maturities of long-term debt and line of credit	17,500	–
Notes payable	1,941	938
Current liabilities of discontinued operations	1,329	1,541
Total current liabilities	160,329	109,668
Long-term debt, less current maturities	105,000	65,000
Other liabilities	33,336	2,831
Non-current liabilities of discontinued operations	887	818
Total liabilities	299,552	178,317

Stockholders’ equity
Preferred stock, undesignated, $.10 par – shares authorized 2,000,000; none outstanding	–	–
Common stock, $.01 par – shares authorized 60,000,000; shares issued and outstanding 38,830,853 and 27,977,785	388	280
Additional paid-in capital	239,332	109,235
Retained earnings	259,411	260,616
Accumulated other comprehensive income	(9,467)	(2,154)
Total stockholders’ equity before noncontrolling interests	489,664	367,977
Non-controlling interests	3,404	3,012
Total stockholders’ equity	493,068	370,989

Total Liabilities and Stockholders’ Equity	$ 792,620	$ 549,306